THE TOPPS COMPANY, INC.
One Whitehall Street
New York, New York 10004

Your Vote Is Important To The Future of Topps

June 30, 2006

Dear Fellow Stockholder:

At our Annual Meeting of Stockholders to be held July 28, 2006, three directors of the Company are to be elected. As your Company’s CEO and largest individual stockholder, owning personally — excluding any stock options — approximately 6% of the Topps common stock, I am standing for election with two highly qualified and experienced independent individuals, Edward Miller and Leonard Stern. We and the other members of your Board and management are committed to the pursuit of enhanced stockholder value and have already put in place a solid plan to achieve that goal.

On the other hand, a small hedge fund called ‘‘Pembridge,’’ which owns less than 1% of the Topps shares wants your vote for its own slate. This slate includes its President, who has worked at a law firm and a ‘‘boutique’’ investment bank; a consultant lawyer who also worked at this ‘‘boutique’’ investment bank; and a 30 year-old who has spent the three years since he finished business school as an employee of Crescendo, another hedge fund which recently accumulated a 6% block of Topps shares.

Cutting through Pembridge’s rhetoric and self-serving criticism of Topps, this hedge fund first and foremost wants to explore the sale of all or part of the Company. Starting a new sale process is NOT the answer. Well before Pembridge surfaced in 2005, and more than a year before Crescendo bought its first share of Topps stock, your Board and management undertook a careful study of all of the Company’s strategic options.

•	Your Board unanimously concluded to support a full process to sell the Topps candy division as the best first step to unlock value for shareholders. All logical buyers were diligently pursued with the help of our experienced investment bankers at Lehman Brothers, and in the end the Board terminated the process because there was no viable sale option that would enhance value for stockholders.

•	Following its pursuit of possible sale opportunities, the Board then directed management to immediately implement a multi-pronged strategic and operational plan that had been developed to address the challenges facing the Company’s two business units and to improve overall performance and returns for stockholders.

Pembridge and its nominees admit they do not have specific plans to enhance the value of the Company. Your Board of Directors and management, on the other hand, have adopted and are implementing a strategic plan to reduce costs, promote Topps’ competitive strengths and enhance stockholder value for the short and long term.

Whether or not you plan to attend the Annual Meeting your vote is important, your Board of Directors urges you to vote FOR the Board’s nominees on the WHITE proxy card today.

Topps Has Been Implementing A Strategic Plan
To Enhance Stockholder Value

We have adopted a three-pronged approach to change the financial trajectory of Topps’ Entertainment business:

•	Stop the Madness. For well over a year, we have been working with licensors to reduce the overwhelming amount of sports cards in the market which, in our judgment, has been a major cause of significant industry decline over the last seven years. As a result of the industry’s decisions, Topps has achieved the enviable position of being, among other things, one of two licensees selling Major League Baseball cards. Last year there were four licensees.

•	Own the Hobby. We have a plan in place to expand sales in the popular adult and kid collector market, including developing new products for high-end collectors and building on the success of popularly priced products; and

•	Bring 'Em Back. New marketing initiatives, licensing arrangements and products are underway, with the goal of re-engaging kids.

Our plan for the Confectionery business is designed to position Topps as a leader in youth-oriented sugar confectionery products by:

•	Implementing a robust and disciplined product development process. For example, having adopted an operating philosophy of ‘‘Fewer, Bigger, Better,’’ we are on track to launch a new, innovative candy called ‘‘Vertigo,’’ that will broaden Topps’ appeal beyond our traditional kid audience;

•	Solidifying and growing our core gum business. Bazooka is an iconic brand with mass recognition. Having recently relocated the manufacturing source to improve its competitive strengths, we are re-launching the brand to unlock its inherent value;

•	Expanding retail distribution of our brands. In-store displays, strategic product placements and the upcoming introduction of a Halloween-specific product are intended to enhance the distribution of our brands; and

•	Reducing costs of goods. We are working with third-party manufacturing partners to increase efficiencies and control costs across the Confectionery business.

In order to effectively implement Topps’ strategic plan, we have also strengthened the management team with key hires that will enhance several key areas of the business, including: general management of the candy business; Bazooka brand re-launch; hobby channel sales; sports marketing to kids; confectionery product development process; and confectionery marketing and sales in Europe.

Your Board And Management Are Already Delivering Results

As part of the overall strategic plan, your Board and management continue taking significant steps toward enhancing stockholder value. Over the last 10 months, Topps has, among other things:

•	Reduced annual U.S. compensation costs by 20%;

•	Reduced corporate overhead costs by a further $2 million (froze pension, capped retiree medical costs, lowered insurance, legal and consulting expenses);

•	Engineered fundamental changes in the sports card business; and

•	Relocated and re-launched Bazooka.

We have also made fundamental changes to the structure of the Company to improve operating profitability, including implementing new systems to improve efficiency. These actions in total are beginning to bear fruit as evidenced by our results for the first quarter fiscal 2007, which we reported on June 29, 2006. Highlights in the quarter include:

•	79% increase in net income compared to the same period last year; and

•	$6.5 million returned to shareholders through dividends and share repurchase.

While we are pleased that results for the first quarter of fiscal 2007 reflect the early success of our strategic plan to improve operating profitability and reduce costs, we recognize there is still more work to be done. Your Board and management team are committed to building upon this positive momentum and continuing with the execution of Topps’ plan, which we believe will create value for all Topps stockholders in the short and long term.

Your Board Is Experienced And Committed To Enhancing
Stockholder Value—The Dissident Group (Admittedly) Offers Nothing New

Your Board is comprised of highly respected and proven business leaders with decades of relevant experience in sports and entertainment, media and advertising.    We strongly believe that your Board’s director nominees, Arthur Shorin, Edward Miller and Leonard Stern, are critical to the execution of the Company’s strategic plan and the future success of the Company. Furthermore, the interests of Topps’ Board members and management are closely aligned with those of all Topps stockholders. Members of your Board and management currently own more than 12% of the Company’s outstanding shares, including options.

Your Board is also committed to returning capital to stockholders in the form of cash dividends and stock repurchases. In fact, over the past five years, Topps has returned $76 million to stockholders.

In stark contrast to the broad and relevant experience of the Company’s nominees, the slate proposed by the hedge fund appears to bring to the table no industry experience whatsoever and very little business experience at all.

Your Board Is Responsive To Its Stockholders And Supports
Sound Corporate Governance

To improve the Company’s corporate governance practices, and after considering Pembridge’s non-binding proposals, your Board has recommended for your approval proposals, which if approved by stockholders, will allow for the annual election of all directors and permit stockholders to call special meetings. These By-law and Certificate of Incorporation amendments will take effect beginning with the 2007 annual meeting, allowing us time to implement our strategic plan. While Pembridge tries to use our recent announcement for its own public relations purposes, the bottom line is that Topps has listened and responded to its stockholders and fully supports sound corporate governance. The facts speak for themselves — the Board of Directors strongly recommends that Topps stockholders vote ‘‘FOR’’ these proposals.

Your Vote Is Important. Protect Your Investment.
Support Your Board’s Nominees.

Your Board of Directors is firmly committed to acting in the best interest of all stockholders and unanimously recommends that you vote the enclosed WHITE proxy card today FOR your Board’s director nominees.

Your vote is extremely important — no matter how many shares you own. To vote your shares, please sign, date and return the enclosed WHITE proxy card and mail it promptly in the enclosed self-addressed, stamped envelope.

On behalf of your Board of Directors, I thank you for your continued confidence and support.

Sincerely,
Arthur T. Shorin Chairman and Chief Executive Officer

If your shares are registered in your own name, please sign, date and mail the enclosed WHITE
Proxy Card to MacKenzie Partners in the self-addressed, stamped envelope provided today.
If your shares are held in the name of a brokerage firm, bank nominee or other institution, please sign, date and mail the enclosed WHITE Proxy Card in the self-addressed, stamped envelope provided.

After signing the enclosed WHITE Proxy Card do not sign or return any proxy card sent to you by the dissident group. Remember — only your latest dated proxy will determine how your shares are to be voted at the meeting.

If you have any questions or need assistance in voting your shares, please contact our proxy solicitor.

105 Madison Avenue
New York, New York 10016
(212) 929-5500 (Call Collect)
or
Call Toll-Free (800) 322-2885

This letter contains forward-looking statements pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Although the Company believes the expectations contained in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to be correct. This information may involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, factors detailed in the Company's Securities and Exchange Commission filings.

*Trademarks of The Topps Company, Inc. and subsidiaries appearing in this letter: Topps, Bazooka and Vertigo.